                                    EXHIBIT 1

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                     AGREEMENT AND PLAN OF RECAPITALIZATION

                                  by and among

                                  NORTEK, INC.,



                              NORTEK HOLDINGS, INC.



                                       and

                                K HOLDINGS, INC.







                            Dated as of June 20, 2002


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

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I THE RECLASSIFICATION                                                  4
   SECTION 1.1    The Reclassification                                          4
   SECTION 1.2    Effective Time                                                4
   SECTION 1.3    No Certificates; Ownership of Reclassified Stock              4
   SECTION 1.4    Nortek Holdings COD                                           5
   SECTION 1.5    Certificate of Incorporation                                  5
   SECTION 1.6    By-laws                                                       5
   SECTION 1.7    Officers and Directors                                        5
   SECTION 1.8    Closing                                                       6
ARTICLE II THE K STOCK PURCHASE; THE REDEMPTION; CERTAIN TRANSACTION MATTERS    6
   SECTION 2.1    The K Stock Purchase                                          6
   SECTION 2.2    Payment and Delivery                                          7
   SECTION 2.3    The Distribution                                              7
   SECTION 2.4    The Redemption                                                7
   SECTION 2.5    The Preferred Exchange                                        7
   SECTION 2.6    Exchange of Certificates                                      7
   SECTION 2.7    Transfer Taxes; Withholding                                  10
   SECTION 2.8    Stock Options; Other Equity Awards                           10
   SECTION 2.9    Lost Certificates                                            10
   SECTION 2.10   Dissenting Shares                                            11
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY                      11
   SECTION 3.1    Corporate Existence and Power                                11
   SECTION 3.2    Corporate Authorization                                      12
   SECTION 3.3    Consents and Approvals; No Violations                        13
   SECTION 3.4    Capitalization                                               14
   SECTION 3.5    Subsidiaries                                                 15
   SECTION 3.6    SEC Documents                                                16
   SECTION 3.7    Financial Statements; No Undisclosed Liabilities             17
   SECTION 3.8    Proxy Statement; Other Filings                               17
   SECTION 3.9    Absence of Material Adverse Changes, etc.                    18
   SECTION 3.10   Taxes                                                        18
   SECTION 3.11   Employee Benefit Plans                                       19
   SECTION 3.12   Environmental Matters                                        21
   SECTION 3.13   Litigation; Compliance with Laws                             23
   SECTION 3.14   Intellectual Property                                        24
   SECTION 3.15   Material Contracts                                           25
   SECTION 3.16   Indebtedness; Company Cash                                   27
   SECTION 3.17   Real Estate                                                  28
   SECTION 3.18   Labor Relations and Employment                               29
   SECTION 3.19   Opinion of Financial Advisors                                30
   SECTION 3.20   Finders' and Other Fees                                      30

   SECTION 3.21   Rights Amendment                                              30
   SECTION 3.22   Nortek Holdings Operations                                    31
   SECTION 3.23   Debt Financing                                                31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS                           31
   SECTION 4.1    Corporate Existence and Power                                 31
   SECTION 4.2    Authorization                                                 32
   SECTION 4.3    Consents and Approvals; No Violations                         32
   SECTION 4.4    Capitalization                                                33
   SECTION 4.5    Proxy Statement                                               34
   SECTION 4.6    K Holdings' Operations                                        34
   SECTION 4.7    Equity Financing                                              34
   SECTION 4.8    Debt Financing                                                34
ARTICLE V COVENANTS OF THE PARTIES                                              35
   SECTION 5.1    Conduct of the Business of the Company                        35
   SECTION 5.2    Stockholders' Meeting; Proxy Material                         39
   SECTION 5.3    Access to Information                                         41
   SECTION 5.4    No Solicitation                                               42
   SECTION 5.5    Director and Officer Liability                                44
   SECTION 5.6    Reasonable Best Efforts                                       46
   SECTION 5.7    Certain Filings                                               46
   SECTION 5.8    Public Announcements                                          48
   SECTION 5.9    Employee Matters                                              48
   SECTION 5.10   State Takeover Laws                                           49
   SECTION 5.11   Certain Notifications                                         49
   SECTION 5.12   Financing                                                     49
   SECTION 5.13   Consent Solicitation                                          49
   SECTION 5.14   Post Closing Change of Control Offer                          51
   SECTION 5.15   Holding Company Merger                                        51
   SECTION 5.16   Solvency Letter                                               51
   SECTION 5.17   Advisory Fees, etc.                                           52
   SECTION 5.18   FIRPTA Compliance                                             52
ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CONSUMMATE THE
   TRANSACTIONS                                                                 52
   SECTION 6.1    Conditions to Each Party's Obligations                        52
   SECTION 6.2    Conditions to the Company's Obligation to Consummate the
                  Transactions                                                  53
   SECTION 6.3    Conditions to K Holdings' Obligations to Consummate the
                  Transactions                                                  55
ARTICLE VII TERMINATION                                                         57
   SECTION 7.1    Termination                                                   57
   SECTION 7.2    Effect of Termination                                         58
   SECTION 7.3    Fees and Expenses                                             59
ARTICLE VIII MISCELLANEOUS                                                      60
   SECTION 8.1    Notices                                                       60
   SECTION 8.2    Survival of Representations and Warranties                    61
   SECTION 8.3    Interpretation                                                62

   SECTION 8.4    Amendments, Modification and Waiver                           62
   SECTION 8.5    Successors and Assigns                                        63
   SECTION 8.6    Specific Performance                                          63
   SECTION 8.7    Governing Law                                                 63
   SECTION 8.8    Severability                                                  63
   SECTION 8.9    Third Party Beneficiaries                                     64
   SECTION 8.10   Entire Agreement                                              64
   SECTION 8.11   Counterparts; Effectiveness                                   64


Exhibits

Exhibit A - Holding Company Merger Agreement
Exhibit B - Charter Amendment
Exhibit C - Nortek Holdings COD
Exhibit D - Voting Agreement
Exhibit E - By-Laws
Exhibit F - Form of Stockholders Agreement

                             INDEX OF DEFINED TERMS


Acceptable Confidentiality Agreement................................................................    44
Acquisition Proposal................................................................................    43
Action..............................................................................................    23
Active Company Subsidiary...........................................................................    15
Affiliate...........................................................................................    62
Agreement...........................................................................................     1
Bridge Facility.....................................................................................    31, 34
Bridge Facility Commitment Letter...................................................................    31, 34
Certificate of Incorporation........................................................................    11
Certificates........................................................................................     8
Change in Recommendation............................................................................    40
Change of Control Offer.............................................................................    50
Change of Control Waiver............................................................................    50
Charter Amendment...................................................................................     2
Class A Common Stock................................................................................     3
Class B Common Stock................................................................................     2
Closing.............................................................................................     6
Closing Date........................................................................................     6
Code................................................................................................    19
Company.............................................................................................     1
Company 10-K........................................................................................    17
Company Contracts...................................................................................    13
Company Disclosure Schedule.........................................................................    11
Company Material Adverse Effect.....................................................................    11
Company Recommendation..............................................................................    40
Company SEC Documents...............................................................................    16
Company Securities..................................................................................    15
Company Voting Debt.................................................................................    36
Confidentiality Agreement...........................................................................    44
Consent Solicitation................................................................................    50
Debt Financing......................................................................................    49
Delivered...........................................................................................    62
DGCL................................................................................................     2
Distribution........................................................................................     3
EC Merger Regulations...............................................................................    48
Effective Time......................................................................................     4
Environmental Laws..................................................................................    23
Environmental Permits...............................................................................    21
Equity Financing....................................................................................    34

Exchange Act........................................................................................    14
Exchange Agent......................................................................................     7
Exchange Agreements.................................................................................     2
Exchange Fund.......................................................................................     9
Exchange Options....................................................................................     2
Expenses............................................................................................    59
Foreign Monopoly Laws...............................................................................    14
GAAP................................................................................................    17
Governmental Entity.................................................................................    14
Hazardous Substance.................................................................................    23
Holder..............................................................................................     8
Holding Company Merger..............................................................................     1
Holding Company Merger Agreement....................................................................     1
HSR Act.............................................................................................    14
indebtedness........................................................................................    27
Indebtedness........................................................................................    27
Indemnifiable Claim.................................................................................    45
Indemnitees.........................................................................................    45
Intellectual Property...............................................................................    25
K Holdings..........................................................................................     1
K Holdings Common Stock.............................................................................    33
K Holdings Disclosure Schedule......................................................................    31
K Holdings Material Adverse Effect..................................................................    32
K Holdings' Representatives.........................................................................    41
K Stock Purchase....................................................................................     3
knowledge of the Company............................................................................    62
Licenses............................................................................................    24
Lien................................................................................................    16
made available......................................................................................    62
Management Stock Purchase...........................................................................     3
Material Adverse Consequence........................................................................    55
Material Contracts..................................................................................    26
Material Subsidiary.................................................................................    44
Maximum Amount......................................................................................    46
New Options.........................................................................................     2
Nortek..............................................................................................     1
Nortek Common Stock.................................................................................     1
Nortek Holdings.....................................................................................     1
Nortek Holdings COD.................................................................................     2
Nortek Holdings Common Stock........................................................................     2
Nortek Holdings Preference Stock....................................................................     2
Nortek Holdings Special Common Stock................................................................     2
Nortek Notes........................................................................................    51
Nortek Notes Indentures.............................................................................    51
Nortek Preference Stock.............................................................................    14
Nortek Special Common Stock.........................................................................     2

Open Indenture Amendments...........................................................................    50
Option..............................................................................................    10
Option Exchanges....................................................................................     2
person..............................................................................................    62
Person..............................................................................................    62
Preferred Exchange..................................................................................     3
Property Restrictions...............................................................................    40
Proxy Statement.....................................................................................     6
Purchase Price......................................................................................     3
Reclassification....................................................................................     2
Redemption..........................................................................................     3
Redemption Consideration............................................................................     7
Redemption Time.....................................................................................     7
Regulatory Law......................................................................................    47
Related Party Agreement.............................................................................    26
Release.............................................................................................    23
Required Company Vote...............................................................................    53
Restraints..........................................................................................    53
Restrictive Agreement...............................................................................    26
Rights..............................................................................................    31
Rights Agreement....................................................................................    31
Schedule 13E-3......................................................................................    40
SEC.................................................................................................    16
Secretary of State..................................................................................     4
Securities Act......................................................................................    14
Senior Nortek Notes.................................................................................    51
Senior Nortek Notes Indentures......................................................................    51
Share Exchanges.....................................................................................     2
Shares..............................................................................................     2
S-K Contracts.......................................................................................    26
Special Committee...................................................................................     1
Special Meeting.....................................................................................    40
Subsidiary..........................................................................................    15
Superior Proposal...................................................................................    43
Tax Return..........................................................................................    19
Taxes...............................................................................................    19
Termination Date....................................................................................    57
Termination Fee.....................................................................................    59
the date hereof.....................................................................................    62
Transactions........................................................................................     3
Trust Indenture Act.................................................................................    14
Voting Agreement....................................................................................     3

                  AGREEMENT AND PLAN OF RECAPITALIZATION, dated as of June 20, 2002 (this "Agreement"), by and among Nortek, Inc., a Delaware corporation ("Nortek"), Nortek Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Nortek ("Nortek Holdings"), and K Holdings, Inc., a Delaware corporation ("K Holdings"). References herein to the "Company" shall be deemed to be references to Nortek, prior to the Holding Company Merger (as defined below), and to Nortek Holdings, from and after the Holding Company Merger.

                               W I T N E S S E T H

                  WHEREAS, the Board of Directors of Nortek (upon the recommendation of a special committee thereof consisting solely of disinterested directors (the "Special Committee")), subject to the terms and conditions set forth herein, (i) has determined that the Transactions (as defined herein) are fair and advisable to, and in the best interests of, Nortek and its stockholders and has approved this Agreement and the Transactions and (ii) has recommended approval by the stockholders of Nortek of the Charter Amendment and the Reclassification (each, as defined herein);

                  WHEREAS, the Board of Directors of Nortek Holdings, subject to the terms and conditions set forth herein, (i) has determined that the Transactions are fair and advisable to, and in the best interests of, Nortek Holdings and its stockholder and has approved this Agreement and the Transactions and (ii) has recommended approval by the stockholder of Nortek Holdings of the Charter Amendment and the Reclassification;

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Nortek, Nortek Holdings and Nortek Holdings Merger Sub (as defined therein) are entering into an Agreement and Plan of Merger, attached as Exhibit A hereto (the "Holding Company Merger Agreement"), pursuant to which a wholly owned subsidiary of Nortek Holdings will merge with and into Nortek (the "Holding Company Merger"), whereby, among other things, each share of common stock, par value $1.00 per share, of Nortek (the "Nortek Common Stock") including the associated Rights (as defined in Section 3.21 hereof) and each share of special common stock, par value $1.00 per share, of Nortek (the "Nortek Special Common Stock"), issued and outstanding immediately prior to the Holding Company Merger Effective Time (as defined in the Holding Company Merger Agreement), will be converted into, respectively, one share of common stock, par value $1.00 per share, of Nortek Holdings (the "Nortek Holdings Common Stock"), including the associated Rights, and one share of special common stock, par value $1.00 per share, of Nortek Holdings (the "Nortek Holdings Special Common Stock" and, together with the Nortek Holdings Common Stock and the associated Rights, the "Shares"), and each share of Nortek Holdings Common Stock held by Nortek shall be cancelled, upon the terms and subject to the conditions and limitations set forth therein and in accordance with the Delaware General Corporation Law (the "DGCL");

                  WHEREAS, certain members of the Company's management designated or to be designated by K Holdings have each entered into, or prior to the Effective Time will enter into, an agreement with Nortek, Nortek Holdings and K Holdings (collectively, the "Exchange Agreements"), pursuant to which each such Person immediately prior to the Effective Time, shall exchange (collectively, the "Share Exchanges") each Share held by him or her and specified therein for shares of Series B convertible preference stock, par value $1.00 per share, of Nortek Holdings (the "Nortek Holdings Preference Stock"), having the rights and preferences set forth on the certificate of designation with respect thereto, substantially in the form attached as Exhibit C hereto (the "Nortek Holdings COD");

                  WHEREAS, upon the terms and subject to the conditions of this Agreement, Nortek Holdings will file an amendment (the "Charter Amendment") to its Certificate of Incorporation (as defined herein) with the Secretary of State of the State of Delaware, substantially in the form of Exhibit B attached hereto, whereby each Share issued and outstanding immediately prior to the Effective Time, will be reclassified (the "Reclassification") into one fully paid and nonassessable share of Class B redeemable common stock, par value $1.00 per share, of Nortek Holdings (the "Class B Common Stock"), in accordance with
Section 242 of the DGCL;

                  WHEREAS, pursuant to the Exchange Agreements, each member of the Company's management designated or to be designated by K Holdings shall, immediately following the Reclassification, exchange (collectively, the "Option Exchanges") each Option (as defined herein) held by him or her and specified therein (the "Exchange Options") for options (the "New Options") to acquire shares of Class A Common Stock (as defined herein), upon the terms and subject to the conditions thereof;

                  WHEREAS, (i) immediately following the Option Exchanges, K Holdings (or its permitted designees) shall (A) purchase for cash shares of class A common stock, par value $1.00 per share, of Nortek Holdings, to be created pursuant to the Charter Amendment ("Class A Common Stock"), upon the terms and subject to the conditions of this Agreement (the "K Stock Purchase") and (B) purchase for cash in an amount equal to $46.00 per share shares of Nortek Holdings Preference Stock from certain members of the Company's management pursuant to the Exchange Agreements, upon the terms and subject to the conditions thereof (the "Management Stock Purchase" and, together with the K Stock Purchase, the Charter Amendment and the Reclassification, the "Purchase Transactions") and (ii) immediately prior to the Redemption (as defined herein), Nortek shall make a distribution in accordance with Section 2.3 hereof (the "Distribution") of funds from Nortek to Nortek Holdings;

                  WHEREAS, immediately following the Purchase Transactions and the Distribution, the Company shall irrevocably call for redemption and redeem each share of Class B Common Stock issued and outstanding for an amount in cash equal to $46.00 (the "Redemption");

                  WHEREAS, immediately following the Redemption, the Company shall exchange each outstanding share of Nortek Holdings Preference Stock for one fully paid and nonassessable share of Class A Common Stock (the "Preferred Exchange" and, together with the Redemption, the Purchase Transactions and the other transactions contemplated hereby, the "Transactions");

                  WHEREAS, Richard L. Bready ("RLB") and K Holdings have negotiated an amendment to the Employment Agreement, dated as of February 26, 1997, between RLB and the Company, to be entered into by RLB, Nortek and Nortek Holdings and to be effective at the Closing;

                  WHEREAS, concurrently with the execution and delivery of this Agreement, RLB, K Holdings and Nortek are entering into a voting agreement, attached as Exhibit D hereto (the "Voting Agreement"), pursuant to which RLB has agreed to vote the Shares owned by him for approval of the Charter Amendment and the Reclassification; and

                  WHEREAS, it is intended that the Transactions shall be completed in the following order: first, the Holding Company Merger; second, the Share Exchanges; third, the Charter Amendment and Reclassification; fourth, the Option Exchange; fifth, the K Stock Purchase, the Management Stock Purchase and the Distribution; sixth, the Redemption; and seventh, the Preferred Exchange, with all such Transactions intended to occur in the sequence described above but, other than the Holding Company Merger, substantially concurrently with each other;

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              THE RECLASSIFICATION

                  SECTION 1.1 The Reclassification. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2) each Share issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the Company or the holders thereof, be reclassified as, and be converted into, one fully paid and nonassessable share of Class B Common Stock, the terms of which are set forth in the form of Certificate of Incorporation of the Company, as amended pursuant to the Charter Amendment.

                  SECTION 1.2 Effective Time. Concurrently with the Closing (as defined in Section 1.8 hereof), the Company shall cause the Charter Amendment to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Reclassification shall become effective on the date and at the time at which the Charter Amendment has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Charter Amendment. The date and time of such effectiveness is hereinafter referred to as the "Effective Time." Upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware, Nortek Holdings shall be irrevocably obligated to complete the Redemption.

                  SECTION 1.3 No Certificates; Ownership of Reclassified Stock. From and after the Effective Time, (x) for all purposes of determining the record holders of the Class B Common Stock, the holders of Shares as of immediately prior to the Effective Time (but after giving effect to the Share Exchanges) shall be deemed to be holders of the Class B Common Stock and (y) each such holder shall be entitled to receive all dividends and other distributions declared or payable on, and exercise voting rights and all other powers, preferences or other relative, participating, optional or other special rights and privileges with respect to, the Class B Common Stock, in each case until such time, if any, as such persons cease to be such record holders or such shares cease to be outstanding. Certificates which previously represented Shares, as of and following the Effective Time and until such time as shares of Class B Common Stock are no longer outstanding, shall be deemed for all purposes to represent shares of Class B Common Stock, and no new Certificates in respect of such Class B Common Stock shall be delivered to the holders thereof. In accordance with the terms of the Redemption set forth in
Article II below and in the Charter Amendment, each such holder shall be entitled to, and upon proper surrender (in accordance with the requirements specified in the letter of transmittal and other instructions provided to such holder following the Effective Time) of the certificate or certificates previously representing the Shares held by such holder shall promptly thereafter receive, the Redemption Consideration.

                  SECTION 1.4 Nortek Holdings COD. Immediately prior to the Share Exchange and prior to the Effective Time, Nortek Holdings shall cause the Nortek Holdings COD to be executed and filed with the Secretary of State as provided in the DGCL, with such filing to become effective on the date and at the time at which the Nortek Holdings COD has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties (but, in any event prior to the Share Exchange and prior to the Effective Time).

                  SECTION 1.5 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Nortek Holdings, as in effect immediately prior to the Effective Time, shall be amended pursuant to the Charter Amendment, until thereafter amended as provided by applicable law and such Certificate of Incorporation (but not to be amended or otherwise modified prior to the Redemption).

                  SECTION 1.6 By-laws. At the Effective Time, the Board of Directors of the Company shall take all steps necessary so that the by-laws of Nortek Holdings, as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in their entirety as set forth in Exhibit E hereto, and, as so amended and restated, shall be the by-laws of Nortek Holdings until thereafter amended as provided by applicable law, the Certificate of Incorporation of Nortek Holdings and such by-laws (but not to be amended or otherwise modified prior to the Redemption).

                  SECTION 1.7 Officers and Directors. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Company, until they are removed, resign or are replaced. The Company shall use its reasonable best efforts to obtain and deliver to K Holdings the valid resignation, effective as of immediately following the Redemption, of each director of the Company (other than RLB).

                  SECTION 1.8 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Transactions (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, and no later than the second business day (subject to extension to the extent necessary for the satisfaction or waiver of the conditions set forth in Article VI) after the satisfaction or waiver, to the extent permitted by applicable law, of the conditions set forth in Sections 6.1(a), (b) and (d) hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver, to the extent permitted by applicable law, of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "Closing Date").

                                   ARTICLE II

                      THE K STOCK PURCHASE; THE REDEMPTION;
                           CERTAIN TRANSACTION MATTERS

                  SECTION 2.1 The K Stock Purchase. Upon the terms and subject to the conditions contained herein, the Company and K Holdings agree to effect the K Stock Purchase, pursuant to which the Company shall issue and sell to K Holdings (or its permitted designees) and K Holdings (or its permitted designees) shall purchase at the Closing, free and clear of all Liens (as defined herein), 8,085,328 shares of Class A Common Stock, for a per share purchase price of $46.00 per share, for an aggregate purchase price equal to $371,925,094 (the "Purchase Price"), it being understood that K Holdings (or its permitted designees) will purchase, upon the terms and subject to the conditions set forth in the Exchange Agreements, 373,182 shares of Nortek Holdings Preference Stock pursuant to the Management Stock Purchase for a per share purchase price equal to the Redemption Price (for an aggregate purchase price of $17,166,372); provided that the Purchase Price shall be reduced to the extent the number of shares acquired pursuant to the Management Stock Purchase is increased; provided, further, that the Purchase Price may be further reduced, at the option of K Holdings, (i) by an amount equal to the aggregate value of all Share Exchanges and Option Exchanges (based on, in the case of Share Exchanges, a per share price of $46 and, in the case of Option Exchanges, the difference between such $46 per share price and the exercise price of any Option subject to any such Option Exchange) pursuant to Exchange Agreements entered into after the date hereof and also (ii) to the extent that, after giving effect to the Distribution, the aggregate Redemption Consideration and the Option Cash Out may still be funded in their entirety.

                  SECTION 2.2 Payment and Delivery. At the Closing, the Company shall deliver to K Holdings (or such other Person or Persons designated by K Holdings who are purchasing the Class A Common Stock) certificates representing the number of shares of Class A Common Stock which K Holdings (or such other Persons) is purchasing from the Company and K Holdings shall deliver to the Company the Purchase Price, such Purchase Price to be paid by wire transfer of immediately available funds to a bank account designated in writing by the Company two business days prior to the Closing Date.

                  SECTION 2.3 The Distribution. At the Closing, immediately prior to the Redemption, Nortek shall distribute to Nortek Holdings such funds as it is directed to distribute by K Holdings, but in no event more than the maximum amount permitted under the Nortek Notes Indentures (as defined below) and applicable law, and, notwithstanding the foregoing, in no event less than the amount which, when added to the Purchase Price, will be sufficient to fund the Option Cash Out and the aggregate Redemption Consideration (as defined below), in cash in immediately available funds.

                  SECTION 2.4 The Redemption. Immediately following the Purchase Transactions and the Distribution and in accordance with the terms of the Charter Amendment, the Company shall irrevocably call for redemption and redeem all outstanding shares of Class B Common Stock for $46.00 per share in cash in accordance with their terms (the "Redemption Consideration"). The date and time of such Redemption is hereinafter referred to as the "Redemption Time."

                  SECTION 2.5 The Preferred Exchange. Immediately following the Redemption and in accordance with the terms of the Exchange Agreements and the Nortek Holdings COD, the Company shall cause each issued and outstanding share of Nortek Holdings Preference Stock to be exchanged for and converted into one fully paid and nonassessable share of Class A Common Stock.

                  SECTION 2.6 Exchange of Certificates.

                  (a) Prior to the Redemption Time, EquiServe Trust Company, N.A., or such other bank or trust company reasonably acceptable to the Company and having a capital and surplus of at least $1,000,000,000, shall be designated by K Holdings to act as the exchange agent (the "Exchange Agent") for payment of the Redemption Consideration. As of the Redemption Time, K Holdings shall cause the Company to, and the Company shall, deposit, or cause to be deposited with the Exchange Agent separate and apart from its other funds, as a trust fund for the benefit of holders of Class B Common Stock, cash in an amount equal to the aggregate Redemption Consideration, with irrevocable instructions and authority to such Exchange Agent to pay to each respective holder of Class B Common Stock (a "Holder"), as evidenced by a list of such Holders certified by an officer of the Company or the Company's transfer agent, for each share of Class B Common Stock, the Redemption Consideration upon surrender of their respective Certificates. From and after the Redemption Time, shares of Class B Common Stock shall no longer be deemed to be outstanding and shall not have the status of shares of Class B Common Stock, and all rights of the Holders thereof as stockholders of Nortek Holdings (except the right to receive from Nortek Holdings the Redemption Consideration) shall cease, except if Nortek Holdings shall default in payment of the Redemption Consideration to any Holder, in which case the rights of such Holder to receive the Redemption Consideration shall continue unless and until such shares are redeemed and such consideration is paid in accordance with the terms hereof. Except as provided in Section 2.6(c) hereof, any such deposit of funds shall be irrevocable.

                  (b) As of or promptly following the Redemption Time, the Company shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares which were reclassified and converted into Class B Common Stock pursuant to the Reclassification (the "Certificates") and which were redeemed, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other customary provisions as K Holdings and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amount of cash into which the Shares previously represented by such Certificate shall have been converted into the right to receive pursuant to the Redemption (which instructions shall provide that at the election of the surrendering Holder and subject to compliance with the requirements specified therein, Certificates may be surrendered, and the Redemption Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Holder of such Certificate shall be entitled to receive in exchange therefor the Redemption Consideration for each Share formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering Holder) within three business days of receipt thereof (but in no case prior to the Redemption Time), and the

Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until so surrendered, outstanding Certificates will be deemed from and after the Redemption Time, for all corporate purposes, to evidence only the right to receive the Redemption Consideration. No interest shall be paid or accrued for the benefit of Holders of the Certificates on the Redemption Consideration payable upon the surrender of the Certificates.

                  (c) Any portion of the Redemption Consideration deposited with the Exchange Agent pursuant to this Section 2.6 (the "Exchange Fund") which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Company, upon, and in accordance with, any demand by the Company therefor, and any Holders prior to the Redemption who have not theretofore complied with this Article II shall thereafter look for payment of their claim, as general creditors thereof, only to the Company for their claim for cash.

                  (d) None of K Holdings, the Company or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

                  (e) The Exchange Agent shall invest the cash included in the Exchange Fund, as directed by the Company on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000. If for any reason (including losses) the Exchange Fund is inadequate to pay the amount which Holders shall be entitled to receive hereunder, the Company shall in any event be liable for payment therefor. Any interest and other income resulting from such investments shall be paid to the Company.

                  SECTION 2.7 Transfer Taxes; Withholding. If any cash is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as defined in Section 3.10(e) hereof) required by reason of the payment of the Redemption Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by the Company or the Exchange Agent.

                  SECTION 2.8 Stock Options; Other Equity Awards.

                  (a) Except for Exchange Options, each option granted to an employee, consultant or director of the Company or any Subsidiary (as defined in Section 3.5(a) hereof) of the Company to acquire Shares, which is outstanding immediately prior to the Effective Time (each, an "Option"), shall be cancelled, effective as of the Effective Time, in exchange for (the "Option Cash Out") a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (1) the number of Shares subject to such Option immediately prior to the Effective Time and (2) the excess, if any, of the Redemption Consideration over the exercise price per share of such Company Option; provided, however, that in the event that the exercise price per share of any such Option is equal to or greater than the Redemption Consideration, such Option shall be cancelled without any cash payment being made in respect thereof.

                  (b) Prior to the Closing, the Company shall take or cause to be taken any and all actions necessary, including the amendment of stock option plans and other equity related plans, programs or policies, to give effect to the treatment of Options pursuant to this Section 2.8.

                  SECTION 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond, in such reasonable amount as the Company may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such

Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Redemption Consideration to which the Holder thereof is entitled pursuant to this Article II.

                  SECTION 2.10 Dissenting Shares. Holders of Shares shall not have appraisal rights under Section 262 of the DGCL in connection with the Transactions.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof or as set forth on the Company's disclosure schedule delivered concurrently with the delivery of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant reasonably apparent) and except as expressly contemplated by this Agreement, the Company hereby represents and warrants to K Holdings as follows:

                  SECTION 3.1 Corporate Existence and Power. Each of Nortek and Nortek Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate or other power, as the case may be, required to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent such concept is recognized) where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions where failures to be so qualified or licensed or in good standing would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to K Holdings true and complete copies of the certificate of incorporation of the Company (the "Certificate of Incorporation") and the by-laws of the Company as currently in effect. As used herein, the term "Company Material Adverse Effect" shall mean, with respect to any one or more changes, events or effects, a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities, prospects or result of operations of the Company and its Subsidiaries, taken as a whole, other than, any event, change or effect resulting from, or relating to (x) the economy or financial markets in general, or (y) in general the industries in which the Company and its Subsidiaries operate and not specifically relating to, or having a materially disproportionate effect (relative to the effect on other similar companies) on, the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company and its Subsidiaries to consummate the Transactions. All references to Company Material Adverse Effect contained in this Agreement shall be deemed to include any effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its Subsidiaries, taken as a whole, after the Effective Time.

                  SECTION 3.2 Corporate Authorization.

                  (a) Each of Nortek and Nortek Holdings has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the holders of Shares, as set forth in Section 3.2(b) hereof and as contemplated by Section 5.2 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by the Special Committee and the Boards of Directors of Nortek and Nortek Holdings, and approved by Nortek as the sole stockholder of Nortek Holdings, and no other corporate proceedings, other than the approval of the Charter Amendment and the Reclassification by the holders of Shares, on the part of Nortek or Nortek Holdings is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Nortek and Nortek Holdings, and constitutes, assuming due authorization, execution and delivery of this Agreement by K Holdings, a valid and binding obligation of Nortek and Nortek Holdings enforceable against each of Nortek and Nortek Holdings in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  (b) Under applicable law and the Certificate of Incorporation, including as such Certificate of Incorporation is to be amended by the Charter Amendment, the affirmative vote of a majority of the votes represented by the shares of Nortek Holdings Common Stock and Nortek Holdings Special Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the by-laws of the Company, applicable law and this Agreement, at the Special Meeting (as defined herein), voting together as a single class, and voting separately as separate classes, is the only vote required to approve this Agreement and the Transactions, including the Charter Amendment and the Reclassification.

                  (c) The execution and delivery of the Holding Company Merger Agreement and the performance of the respective obligations of each of Nortek, Nortek Holdings and Nortek Holdings Merger Sub thereunder have been duly and validly authorized, and the Holding Company Merger Agreement has been approved by the Special Committee and the Boards of Directors of Nortek, Nortek Holdings and Nortek Holdings Merger Sub, and approved and adopted by Nortek as the sole stockholder of Nortek Holdings and approved and adopted by Nortek Holdings as the sole stockholder of Nortek Holdings Merger Sub, and no other corporate action on the part of Nortek, Nortek Holdings or Nortek Holdings Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement. Pursuant to Section 251(g) of the DGCL, no vote of the holders of capital stock of Nortek, Nortek Holdings or Nortek Holdings Merger Sub is required to effect the Holding Company Merger.

                  SECTION 3.3 Consents and Approvals; No Violations.

                  (a) Neither the execution and delivery of this Agreement nor the performance by Nortek and Nortek Holdings of their respective obligations hereunder nor the consummation by Nortek and Nortek Holdings of the Transactions will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the by-laws of the Company or any Subsidiary thereof; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Material Contract (as defined herein) or any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound (collectively, the "Company Contracts") or
(iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity (as hereinafter defined) to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by Nortek and Nortek Holdings or the performance by Nortek and Nortek Holdings of their respective obligations hereunder, except (i) the filing of the Charter Amendment in accordance with the DGCL and filings to maintain the good standing of the Company, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the applicable EC Merger Regulations (as defined in Section 5.7(d) hereof) or any other applicable foreign laws regulating competition, antitrust, investment or exchange controls ("Foreign Monopoly Laws"); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the "Trust Indenture Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky, securities or takeover laws or stock exchange requirements; and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Nortek Common Stock (or, after the Holding Company Merger, Nortek Holdings Common Stock), 5,000,000 shares of Nortek Special Common Stock (or, after the Holding Company Merger, Nortek Holdings Special Common Stock), and 7,000,000 shares of preference stock, $1.00 par value per share, of the Company (the "Nortek Preference Stock"), of which 200,000 shares are designated as Series A Participating Preference Stock. As of June 18, 2002, there were (A) 10,489,978 shares of Nortek Common Stock issued and outstanding (and there are an additional 8,377,935 shares of Nortek Common Stock held in the treasury of the Company), (B) 513,113 shares of Nortek Special Common Stock issued and outstanding, and (C) no shares of Preference Stock issued and outstanding and, since June 18, 2002, no shares of capital stock of the Company have been issued, except pursuant to the exercise of Options and conversion of Nortek Special Common Stock, in each case, outstanding on such date. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of June 18, 2002, 2,685,163 shares of Nortek Common Stock and 2,644,116 shares of Nortek Special Common Stock were reserved for issuance (of which 837,897 shares of Nortek Common Stock and 1,248,849 shares of Nortek Special Common Stock were issuable upon the exercise of outstanding Options) under the Company Option plans listed on Section 3.4 of the Company Disclosure Schedule (such schedule to specify the shares reserved for issuance and issuable upon the exercise of outstanding Options for each such plan). As of the date hereof, 803,282 shares of Nortek Common Stock were reserved for issuance upon the conversion of shares of Nortek Special Common Stock and all of such shares of Nortek Common Stock were issuable upon the conversion of Nortek Special Common Stock. Except as set forth in the four preceding sentences or as contemplated by this Agreement, there are outstanding (I) no shares of capital stock or other voting securities of the Company, (II) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (III) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (I), (II) and (III) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except for the Redemption. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

                  SECTION 3.5 Subsidiaries.

                  (a) Each Subsidiary of the Company that is actively engaged in any business or owns any assets or has any non de minimis liabilities (contingent or otherwise) (each, an "Active Company Subsidiary") (i) is a entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized), (ii) has all necessary powers required to carry on its business as now conducted and
(iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material

Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Active Company Subsidiaries and their respective jurisdictions of organization are identified on Section 3.5(a) of the Company Disclosure Schedule.

                  (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitation on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any such Subsidiaries. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

                  (c) Section 3.5(c) of the Company Disclosure Schedule sets forth all Persons in which the Company or a Subsidiary of the Company owns 10% or more of the outstanding voting or equity interest, the owner thereof and the amount thereof so owned.

                  SECTION 3.6 SEC Documents. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 2001 (collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements contained therein, as to which representations are made in Section 3.7 hereof) (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents

(as amended prior to the date of this Agreement, if amended prior to the date of this Agreement), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.

                  SECTION 3.7 Financial Statements; No Undisclosed Liabilities.

                  (a) The consolidated financial statements of Nortek and Nortek Holdings (including any notes and schedules thereto) included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) are in conformity with United States generally accepted accounting principles as in effect as of the dates of such financial statements ("GAAP"), applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (iv) fairly present, in all material respects, the consolidated financial position of Nortek and Nortek Holdings, as the case may be, and its respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount).

                  (b) Except for (i) those liabilities or obligations that are fully reflected or reserved for in the consolidated balance sheet (including the notes thereto) of Nortek included in its Annual Report on Form 10-K for the year ended December 31, 2001 (the "Company 10-K"), and (ii) liabilities and obligations incurred since December 31, 2001 in the ordinary course of business consistent with past practice or in connection with the Transactions, the Company and its Subsidiaries did not have at December 31, 2001, and since such date the Company and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company's financial statements in accordance with GAAP), except for such liabilities and obligations which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.8 Proxy Statement; Other Filings. None of the information contained in the Proxy Statement (as defined in Section 5.2(b)) (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the holders of Shares, at the time of the Special Meeting (as defined in Section 5.2(a) hereof), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 (as defined in Section 5.2(b) hereof) to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Kelso & Company, L.P. ("Kelso") and its affiliates or K Holdings based on information supplied by Kelso and its affiliates or K Holdings for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Kelso and its affiliates or K Holdings based on information supplied by Kelso and its affiliates or K Holdings for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

                  SECTION 3.9 Absence of Material Adverse Changes, etc. Except as set forth in the Company SEC Documents filed prior to the date hereof and except as expressly contemplated by this Agreement, since December, 2001, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) any change, event or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 of this Agreement.

                  SECTION 3.10 Taxes. (1) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in the manner prescribed by law, and all such Tax returns are true, complete and accurate in all material respects; (2) all Taxes due and owing (whether or not reflected on any Tax Return) by the Company or any Subsidiary of the Company have been timely paid, or adequately reserved or properly accounted for in accordance with GAAP; (3) there is no presently pending, scheduled or commenced audit, examination, deficiency, refund litigation, proposed adjustment, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the

Company or any Subsidiary of the Company; (4) there are no material liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for liens for Taxes not yet due and payable; and (5) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes (including, without limitation, employee-related Taxes) or has adequately reserved or properly accounted for such taxes in accordance with GAAP.

                  (a) The statutes of limitations for the federal income Tax Returns of the Company and the Subsidiaries of the Company have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1996.

                  (b) The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) during the 5-year period ending on the Closing Date.

                  (c) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company or any of its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or
(iii) by contract.

                  (d) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, any liability for taxes, levies or other like assessments, charges, fees of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including, without limitation, by agreement) and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "Tax Return" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

                  (e) Neither the Company nor any of its Subsidiaries is required to include in income any material adjustment pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign law) in its current or in any future taxable period by reason of a change in accounting method.

                  SECTION 3.11 Employee Benefit Plans.

                  (a) The Company has heretofore delivered or made available to K Holdings true and complete copies of (i) each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any member of its "controlled group," within the meaning of Section 414(b), (c) or (m) of the Code, (together, the "Company Group") for the benefit of any employee or former employee of the Company Group (collectively, the "Plans") and (ii) if any Plan is funded through a trust or any third party funding vehicle, copies of such trust or other vehicle.

                  (b) Schedule 3.11(b) of the Company Disclosure Schedule contains a true and complete list of all Plans that are material to the Company and its Subsidiaries taken as a whole.

                  (c) Schedule 3.11(c) of the Company Disclosure Schedule contains a true and complete list of all Plans pursuant to which any amounts may become vested or payable as a result of the consummation of the Transactions (either alone or in combination with other events).

                  (d) No member of the Company Group has any legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to the Company Group, except as may be required by law.

                  (e) Other than as set forth in Schedule 3.11(e) of the Company Disclosure Schedule, no member of the Company Group has incurred, or reasonably expects to incur, (i) any material liability under Title IV of ERISA that has not been satisfied in full, including, without limitation, any such material unsatisfied liability arising out of proceedings instituted by the PBGC or (ii) any liability that has not been satisfied in full in connection with any Plan that is a Multiemployer Plan on account of a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in sections 4203 and 4205 of ERISA, except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The aggregate withdrawal liability of the Company Group, computed as if a complete withdrawal by each member of the Company Group from each Plan that is a Multiemployer Plan occurred on the date hereof, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, (ii) "PBGC" means the Pension Benefit Guaranty Corporation and (iii) "Multiemployer Plan" means a multiemployer plan within the meaning of section 4001(a)(3) of ERISA.

                  (f) Except to the extent that it would not result in material liability to the Company, each of the Plans has been operated and administered in all material respects in accordance with the terms of such Plan and all applicable laws, including but not limited to ERISA and the Code, and no governmental audits, actions, suits or claims (other than routine claims in the ordinary course) are pending or, to the knowledge of the Company, threatened.

                  (g) Each of the Plans which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified, provided that any corrections required to be made to maintain such qualification are set forth in Section 3.11(g) of the Company Disclosure Schedule and can be cured under Revenue Procedure 2001-17 without material liability to the Company. Each of the Plans that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements other than any failure that would not give rise to material liability.

                  (h) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which any member of the Company Group is required to pay on or before the Closing Date under the terms of each of the Plans and Section 412 of the Code, and all amounts not payable prior to Closing will be properly accrued and recorded on the balance sheet of the Company, except as would not reasonably be expected to result in a Company Material Adverse Effect, and, other than as set forth in Section 3.11(h) of the Company Disclosure Schedule, none of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement.

                  SECTION 3.12 Environmental Matters.

                  (a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws (all of the foregoing, the "Environmental Permits"), except for such violations, if any, that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Environmental Permits are in effect, no appeal nor any other action is pending to revoke any such Environmental Permit, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except for such violations, if any, that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the extent required by applicable Environmental Laws, the Company and each of its Subsidiaries have filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any Environmental Permits in a timely fashion so as to allow the Company and each of its Subsidiaries to continue to operate their businesses in compliance with applicable Environmental Laws, except for such failure, if any, that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and the Company does not expect such new or renewed Environmental Permits to include any new terms or conditions that will have a material impact on the Company or any of its Subsidiaries.

                  (b) There is no pending or, to the knowledge of the Company, threatened claim, lawsuit, or administrative proceeding against the Company or any of its Subsidiaries, under or pursuant to any Environmental Law, and neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, except for such violations and liabilities which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written request for information from any Person, including but not limited to any Governmental Entity, related to any potential liability under or compliance with any applicable Environmental Law, except for such liability that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (c) With respect to the real property that is currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases of Hazardous Substances on or underneath any of such real property except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (d) With respect to real property that was formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their predecessors in interest, there were no Releases of Hazardous Substances on or underneath any of such real property during the Company's or any of its Subsidiaries' ownership or operation of such real property except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (e) Neither the Company nor any of its Subsidiaries has entered into any agreement that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, except for such liabilities or costs, if any, that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (f) To the knowledge of the Company, neither the Company nor any of its Subsidiaries, within the next five years, will be required to expend monies for capital improvements in order to (1) comply or maintain compliance with applicable Environmental Laws or (2) comply with regulatory requirements that are not now effective, but to the knowledge of the Company, will be or are reasonably expected to become effective after the Closing Date, except for such expenditures that, if made as of the date of this Agreement, would not reasonably be expected to have a Company Material Adverse Effect.

                  (g) For purposes of this Agreement (i) "Environmental Laws" shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, (ii) "Hazardous Substance" shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a "hazardous substance", "hazardous waste", "oil", "pollutant", "toxic substance", "hazardous material waste", or "contaminant" or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or which is or contains any asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, explosive, nuclear, or radioactive material, or motor fuel or other petroleum hydrocarbons, or pesticides, insecticides, fungicides, or rodenticides, or biohazardous materials or waste, and (iii) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

                  SECTION 3.13 Litigation; Compliance with Laws.

                  (a) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or arising out of the Transactions, there is no action, suit, charge, complaint, grievance or proceeding pending (each, an "Action") against, or to the knowledge of the Company threatened against, the Company or any Subsidiary of the Company or any of their respective properties, or any of their officers, employees or directors in their capacity as such, or any other Person with respect to which, in whole or in part, the Company or any Subsidiary of the Company is liable or has agreed to indemnify such other Person, before any court or arbitrator or any Governmental Entity except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. After the date of this Agreement, there shall not have been commenced or threatened in writing any "Designated Actions" which, when considered collectively, are such that it would not be unreasonable to conclude that there is a material risk that the Company and its Subsidiaries will in the future incur liabilities in connection with such Designated Actions and/or other potential Actions involving allegations of a similar nature that would be material to the Company and its Subsidiaries taken as a whole. The term "Designated Actions" shall have the meaning set forth in Section 3.13(a) of the Company Disclosure Schedule.

                  (b) The Company and its Subsidiaries are (and since January 1, 2001 have been) in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity applicable to their respective businesses and operations, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a

Company Material Adverse Effect. The Company and its Subsidiaries have all governmental licenses, permits, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted and all such Licenses are in full force and effect, other than any such Licenses the failure of which to have or to be in full force and effect would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary thereof has received notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings regarding, any of their material Licenses.

                  SECTION 3.14 Intellectual Property.

                  (a) The Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined hereafter) used in or necessary for the conduct, in all material respects, of the business of the Company and its Subsidiaries as such business is currently conducted, except where the failure to so own or have such right would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) To the knowledge of the Company: (i) all of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are subsisting and unexpired, and, except with respect to Liens granted under the Bank Facility, all the material Intellectual Property is free of all Liens, and has not been abandoned; (ii) the Company and its Subsidiaries do not infringe or otherwise violate, and neither the Company nor any of its Subsidiaries has received any notice of potential infringement or other violation of, the Intellectual Property rights of any third party in any respect that would (either by reason of any damage claims against the Company or any of its Subsidiaries or by reason of the Company or any of its Subsidiaries ceasing to so infringe such rights) reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; (iii) no third party is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries in or to any Intellectual Property owned or licensed by the Company or any of its Subsidiaries; (iv) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned or used by the Company in any respect except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (v) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or any of its Subsidiaries' rights in and to, any Intellectual Property, except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (c) For purposes of this Agreement, "Intellectual Property" shall mean all rights provided under U.S. state and foreign law relating to intellectual property, including without limitation all (x) (1) patents, patent applications, patent disclosures, and all rights related thereto including all reissues, divisions, and continuations; (2) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (3) copyrights and copyrightable works, including computer applications, programs, software, databases, Internet websites, and related items; (4) trademarks, service marks, trade names, trade dress, and domain names, and the goodwill of the business symbolized thereby, and all common-law rights relating thereto; (5) trade secrets and other confidential information and (y) all registrations, applications and recordings for any of the foregoing.

                  (d) The consummation of the Transactions will not result in the loss or impairment of the Company's or any of its Subsidiaries' ownership or use of any Intellectual Property, except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.15 Material Contracts.

                  (a) All contracts described in Item 601(b)(10) of Regulation S-K to which the Company or its Subsidiaries is a party or may be bound ("S-K Contracts") have been filed as exhibits to, or incorporated by reference in, the Company's Form 10-K for the year ended December 31, 2001. As used herein, "Material Contracts" shall mean all S-K Contracts and the following contracts:

                  (i) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon (x) the revenues or income of the Company or any of its Subsidiaries or (y) the revenues or income of any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, in each case involving aggregate annual payments by the Company or any of its Subsidiaries of more than $500,000;

                  (ii) all contracts and agreements that (A) limit or purport to limit the ability of the Company or any of its Subsidiaries or, to the Company's knowledge, any key executives of the Company or any of its Subsidiaries, to compete in any line of business or with any Person or in any geographic area or location or during any period of time, (B) require the Company or any of its Subsidiaries to use any supplier or third party for all or substantially all of the Company's or any of its Subsidiaries' requirements or needs, (C) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries to solicit any customers or clients of the other parties thereto, or (D) require the Company or any of its Subsidiaries to provide to the other parties thereto "most favored nations" pricing (each of (A) through (D), a "Restrictive Agreement");

                  (iii) all (or, in the case of the Company and persons other than officers or principals, all written) contracts, understandings, transactions, agreements and arrangements between the Company (and all material contracts, understandings, transactions, agreements and arrangements between any of its Subsidiaries), on the one hand, and any of their respective officers, directors or principals (or any of such Person's affiliates) on the other hand (each such contract, a "Related Party Agreement"); and

                  (iv) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries of more than $1,000,000 per year with any third party.

                  (b) Set forth on Section 3.15 of the Company Disclosure
Schedule is a true and complete list of all Material Contracts described in clauses (i) through (iv) above.

                  (c) All Material Contracts are valid and in full force and effect on the date hereof, except to the extent they have previously expired in accordance with their terms. None of the Company, its Subsidiaries, or, to the knowledge of the Company, the other parties thereto, has violated in any material respect any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract.

                  SECTION 3.16 Indebtedness; Company Cash.

                  (a) Except for (v) Indebtedness (as defined herein) specifically described in the notes to the Company's unaudited consolidated financial statements for the three months ended March 31, 2002 included in the Company 10-Q, (w) Indebtedness included in the amount set forth under total liabilities on the balance sheet included therein, (x) Indebtedness of the Company to any of its wholly owned Subsidiaries or of any Subsidiary of the Company to the Company, (y) Indebtedness incurred under working capital facilities of foreign Subsidiaries of the Company not exceeding the amount of such Indebtedness outstanding on March 31, 2002 and (z) other Indebtedness not in excess of $500,000 in the aggregate, the Company and its Subsidiaries have no outstanding Indebtedness and no Contracts, agreements, understandings or other obligations relating to Indebtedness, other than Indebtedness incurred after the date hereof in compliance with Section 5.1(j) hereof.

                  (b) For the purposes of this Agreement, "Indebtedness" or "indebtedness" means, without duplication, (i) all indebtedness, notes payable (including, without limitation, notes payable in connection with acquisitions), accrued interest payable or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all indebtedness of the Company and its Subsidiaries for the deferred purchase price for purchases of property or assets, (iii) all lease obligations of the Company and its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) all off-balance sheet financing of the Company and Subsidiaries including, without limitation, synthetic leases and project financing, (v) any obligations of the Company or its Subsidiaries in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vi) any liability of the Company or its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) the obligations pursuant to any class of preferred stock (other than Nortek Preference Stock or Nortek Holdings Preference Stock) and any dividends accrued thereon, (viii) any indebtedness referred to in clauses (i) through (vii) above of any Person or entity other than the Company which is either guaranteed by, or secured by any Lien upon any property or assets owned by, the Company or any of its Subsidiaries and (ix) any prepayment penalties resulting from the discharge of any of the foregoing obligations which are or will be actually prepaid pursuant to a pre-existing contractual arrangement as a result of the Transactions; provided, however, that the foregoing definition of Indebtedness shall not include ordinary course trade payables and accrued expenses (other than interest). In addition to the foregoing, "Indebtedness" or "indebtedness" also includes any Indebtedness that will become due or owing as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

                  (c) As of the date of this Agreement, the Company and its Subsidiaries had cash and cash equivalents on hand of not less than $175 million.

                  SECTION 3.17 Real Estate.

                  (a) The Company or one of its Subsidiaries has (i) good, valid and marketable title to each parcel of real property owned in fee by the Company or any of its Subsidiaries (the "Company Fee Property") and (ii) good, valid and subsisting leasehold title to each parcel of real property leased by the Company or any of its Subsidiaries (the "Company Leased Property" and together with the Company Fee Property, the "Company Real Property") pursuant to a lease set forth on Section 3.17(a) of the Company Disclosure Schedule (the "Company Leases"), in each case where any such real property is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted, except for any such failure in title which does not have a Company Material Adverse Effect. Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Real Property which is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted. To the Company's knowledge, (1) the Company or one of its Subsidiaries has the right to quiet enjoyment of the Company Leased Property for the full term of the Company Lease relating thereto, except for any failure which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (2) each Company Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, default (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder), except for any failure which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (3) neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and
(4) no penalties are accrued and unpaid under any Company Lease, except for penalties that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) The Company Real Property is not subject to any liens, restrictions, rights-of-way or other encumbrances (collectively, "Property

Restrictions"), except for: (i) any such Property Restrictions for taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the Company Real Property is stayed, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions where such Property Restrictions would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect,
(iii) easements, licenses, covenants, conditions, mechanic's liens, rights-of-way and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record, provided the same would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (iv) where the existence of any such Property Restrictions, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  (c) To the Company's knowledge and except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no Company Real Property whose building systems are not in working order, (ii) there is no physical damage to any Company Real Property, (iii) there is no currently pending and incomplete renovation or restoration to any Company Real Property and (iv) there are no material structural defects relating to the Company Real Property. To the Company's knowledge, neither the Company nor any of its Subsidiaries has received any written notice to the effect that
(A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Real Property or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Real Property or by the continued maintenance, operation or use of the parking areas.

                  SECTION 3.18 Labor Relations and Employment.

                  (a) (i) Except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no labor strike, dispute, slowdown, stoppage, or lockout actually pending, or to the knowledge of the Company, threatened or being carried out against the Company or its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, no unions claim to represent any employees of the Company or any of its Subsidiaries; (iii) except as set forth on Schedule 3.18(a), neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association; (iv) except as set forth on Schedule 3.18(a), none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and neither the Company nor any of its Subsidiaries have any knowledge of any union organizing activities among such employees, nor does any question concerning representation exist concerning such employees; and (v) there has not occurred a substantial union organizing event at one or more facilities of the Company or its domestic Subsidiaries in respect of which there is a reasonable risk that such event would have a material adverse impact on the labor costs of the Company and its Subsidiaries taken as a whole.

                  (b) The Company and its Subsidiaries are, to the knowledge of the Company, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the knowledge of the Company, no such investigation is in progress which would, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.19 Opinion of Financial Advisors. Nortek has received the opinion of Morgan Stanley & Co. Incorporated to the effect that the Redemption Consideration is fair to the stockholders of the Company from a financial point of view.

                  SECTION 3.20 Finders' and Other Fees. Except for Morgan Stanley & Co. Incorporated, whose fees will be paid by the Special Committee, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Special Committee, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company, that would be entitled to any fee, commission, sale bonus or similar payment from the Special Committee, the Company, any Subsidiary of the Company, K Holdings or any of K Holdings's affiliates upon consummation of the Transactions.

         SECTION 3.21 Rights Amendment. The Company and its Board of Directors have taken all necessary action to render the Rights Agreement inapplicable to the Transactions, and neither the execution and delivery of this Agreement nor the consummation of any of the Transactions will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof. From and after the Holding Company Merger, the Rights Agreement shall apply in respect of Nortek Holdings and shall be void and of no further force or effect with respect to Nortek. For purposes of this Agreement, "Rights Agreement" means the Second Amended and Restated Rights Agreement, dated April 1, 1996, as amended, between the Company and EquiServe Trust Company, N.A., as Rights Agent, and "Rights" shall have the meaning specified therein.

         SECTION 3.22 Nortek Holdings Operations. Nortek Holdings was formed solely for the purpose of engaging in the Transactions and has not, as of the date of this Agreement, (i) engaged in any business activities, (ii) conducted any operations other than in connection with the Transactions, (iii) incurred any liabilities other than in connection with the Transactions or (iv) owned any assets or property other than Nortek Holdings Merger Sub. As of the date of this Agreement, all of the issued and outstanding shares of capital stock of Nortek Holdings are owned by Nortek and have been validly issued, fully paid and nonassessable and not issued in violation of statutory or contractual preemptive or similar rights.

         SECTION 3.23 Debt Financing. The Company has received and delivered to K Holdings a copy of the bank facility (the "Bank Facility") commitment letter, dated as of May 31, 2002, by and among Nortek, Fleet Capital Corporation and Fleet Securities, Inc. (the "Bank Facility Commitment Letter").

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

         Except as disclosed in K Holdings' disclosure schedule delivered concurrently with the delivery of this Agreement (the "K Holdings Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant reasonably apparent), K Holdings hereby represents and warrants to the Company as follows:

         SECTION 4.1 Corporate Existence and Power. K Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all necessary corporate or other power, as the case may be, required to carry on its business as now conducted. K Holdings is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where failures to be so qualified or licensed or in good standing would not, in the aggregate, reasonably be expected to have a K Holdings Material Adverse Effect. K Holdings has heretofore delivered or made available to the Company true and complete copies of the governing documents or other similar organizational documents, as currently in effect, of K Holdings. As used herein, the term "K Holdings Material Adverse Effect" shall mean, with respect to one or more changes, events and effects, a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities, prospects, or result of operations of K Holdings and its Subsidiaries, taken as a whole, other than, any event, change, circumstance or effect resulting from, or relating to (x) the economy or financial markets in general, or (y) in general the industries in which K Holdings and its Subsidiaries operate and not specifically relating to, or having a materially disproportionate effect (relative to the effect on other similar companies) on, K Holdings and its Subsidiaries, taken as a whole or (ii) the ability of K Holdings and its Subsidiaries to consummate the Transactions. All references to K Holdings Material Adverse Effect contained in this Agreement shall be deemed to refer solely to the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of K Holdings and its Subsidiaries, taken as a whole, without including its ownership of the Company and its Subsidiaries after the Transactions.

         SECTION 4.2 Authorization. K Holdings has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized and this Agreement has been approved by the Board of Directors of K Holdings, and no other proceedings on the part of K Holdings is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by K Holdings and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of K Holdings, enforceable against K Holdings in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

               SECTION 4.3 Consents and Approvals; No Violations.

         (a) Neither the execution and delivery of this Agreement nor the performance by K Holdings of its obligations hereunder nor the consummation by K Holdings of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or other governing or similar organizational documents) of K Holdings; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which K Holdings is a party or by which it or its assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which K Holdings is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a K Holdings Material Adverse Effect. K Holdings has all Licenses required to carry on its business as now conducted and all such Licenses are in full force and effect, other than any Licenses to failure of which to have or to be in full force and effect would not, in the aggregate, reasonably be expected to have a K Holdings Material Adverse Effect.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by K Holdings or the performance by K Holdings of its obligations hereunder, except (i) the filing of the Charter Amendment in accordance with the DGCL and filings to maintain the good standing of the Company; (ii) compliance with any applicable requirements of the HSR Act, or the applicable EC Merger Regulations or applicable Foreign Monopoly Laws;
(iii) compliance with any applicable requirements of the Securities Act, the Trust Indenture Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws or stock exchange requirements; and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a K Holdings Material Adverse Effect.

         SECTION 4.4 Capitalization. As of the date hereof, the authorized capital stock of K Holdings consists of 1,000,000 shares of common stock, par value $.01 per share (the "K Holdings Common Stock"), of which 100 shares were issued and outstanding. As of the date of this Agreement, 85 shares of K Holdings Common Stock have been issued to Kelso Investment Associates VI, L.P., a Delaware limited partnership, and 15 shares of K Holdings Common Stock have been issued to KEP VI, LLC, a Delaware limited liability company. All of the issued and outstanding shares of K Holdings Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of statutory or contractual preemptive or similar rights.

         SECTION 4.5 Proxy Statement. None of the information supplied or to be supplied by K Holdings for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by K Holdings for inclusion in the Schedule 13E-3, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.6 K Holdings' Operations. K Holdings was formed solely for the purpose of engaging in the Transactions and has not, as of the date of this Agreement, (i) engaged in any business activities, (ii) conducted any operations other than in connection with the Transactions, (iii) incurred any liabilities other than in connection with the Transactions or (iv) owned any assets or property (other than the stock of North Sub II, Inc., a Delaware corporation).

         SECTION 4.7 Equity Financing. K Holdings (and its designees) has available to it, subject to the satisfaction or waiver of the conditions contained in Sections 6.1 and 6.3 of this Agreement, sufficient funds to deliver $389,091,466 necessary to consummate the Management Stock Purchase and the K Stock Purchase (the "Equity Financing").

         SECTION 4.8 Debt Financing. K Holdings has received and delivered to the Company the bridge facility (the "Bridge Facility") commitment letter with respect to the Debt Financing (as defined herein), dated as of the date of this Agreement, by and among Kelso, UBS AG, Stamford Branch and UBS Warburg LLC (the "Bridge Facility Commitment Letter"). The Bridge Facility Commitment

Letter is in full force and effect on the date hereof and has not been amended or modified, and there is no breach or default existing (or which with notice or lapse of time or both may exist) thereunder. Assuming Nortek has cash on hand to make the Distribution as contemplated by Section 2.3 hereof, and makes such Distribution, and has available to it the Bank Facility, then the aggregate proceeds of the Equity Financing and the Bridge Facility are sufficient to pay the aggregate Redemption Consideration, to fund the K Stock Purchase, the Management Stock Purchase, the Option Cash Out and the Change of Control Offer, to provide for the working capital needs of the Company following the Redemption Time and to pay all fees and expenses to be paid by K Holdings related to the Transactions. Neither the Equity Financing nor the Bridge Facility Commitment Letter conditions or will condition the availability of the proceeds of such financing upon the receipt of any consent under the Consent Solicitations.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

         SECTION 5.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Transactions or the Bank Facility, as set forth in the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that K Holdings shall otherwise consent in writing); provided that nothing in this Agreement shall be deemed in any way to prohibit or restrict the right of the Board of Directors of the Company to convert the Nortek Special Common Stock into Nortek Common Stock (or, after the Holding Company Merger, convert the Nortek Holdings Special Common Stock into Nortek Holdings Common Stock) pursuant to Article Fifth of the Certificate of Incorporation (or, after the Holding Company Merger, the Certificate of Incorporation of Nortek Holdings):

         (a) Ordinary Course.

                  (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would reasonably be expected to have a Company Material Adverse Effect at the Effective Time.

                  (ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or
         (B) except for (1) capital expenditures set forth on, and made at the times indicated in, a capital expenditure budget plan delivered to K Holdings prior to the date of this Agreement and (2) capital expenditures not in excess of the aggregate amount not yet expended in the capital expenditure budget for the current year delivered to K Holdings, plus an additional $5,000,000, incur or commit to any capital expenditures.

         (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to (i) other than pursuant to the Rights Agreement, declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly owned Subsidiaries of the Company), (ii) other than the Reclassification, split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) other than the Redemption, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

         (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("Company Voting Debt") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) (A) the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement or issued in accordance with clause (B) below, in each case in accordance with the terms of the Plans in effect as of the date of this Agreement, and (B) the issuance of Options pursuant to Plans in effect as of the date of this Agreement in the ordinary course of business consistent with past practice, but in no event more than 10,000 such Options, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of the Company, or (iii) issuances in accordance with the Rights Agreement.

         (d) Governing Documents; Securities. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries.

         (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire or take any steps to facilitate the acquisition of) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, stock or operations of another company, other than in the ordinary course of business consistent with past practice or any acquisition by the Company for cash (i) in an aggregate amount not to exceed $1,000,000 and (ii) which do not make it materially more difficult to obtain, or is likely to cause any material delay in obtaining, any approval or authorization required in connection with the Transactions under any Regulatory Law (as defined in Section 5.7(d) hereof).

         (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of its Subsidiaries but excluding excess or obsolete assets and sales of inventory in the ordinary course of business), businesses or divisions other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company and (ii) dispositions for which the fair market value of the assets disposed of and of the total consideration, including liabilities assumed, received by the Company or its Subsidiaries in the aggregate does not exceed $1,000,000.

         (g) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise incur any Lien or restriction on transfer of any nature whatsoever on any asset other than Liens which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (h) No Relinquishment of Rights. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other right or claim, (ii) settle any material action, suit, claim, investigation or other proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee of the Company or any of its Subsidiaries or otherwise knowingly dispose of any material trade secret, process or know-how not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process or as required by law or regulation.

         (i) Investments. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person other than (w) in connection with actions permitted by Section 5.1(e) hereof, (x) by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement and set forth on Section 5.1(i) of the Company Disclosure Schedule or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $1,000,000.

         (j) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, have outstanding, create, incur or assume any Indebtedness other than (x) Indebtedness in existence on the date of this Agreement and additional Indebtedness in an aggregate amount not to exceed, at any one time outstanding, $1,000,000, (y) Indebtedness incurred under the Bank Facility or under the Bridge Facility and (z) Indebtedness incurred under working capital facilities of foreign Subsidiaries of the Company not to exceed at any one time outstanding an amount of such Indebtedness equal to the amount of such Indebtedness outstanding on March 31, 2002, plus $5 million.

         (k) Compensation; Severance. Except (i) as required by law, (ii) to satisfy contractual obligations existing on the date hereof or (iii) for grants of stock options up to 10,000 such options for new employees and retention of current employees in accordance with Section 5.1(c) hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (A) pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan, (B) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (C) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers and directors in the ordinary course of business consistent with past practice or as required by an existing Plan or any collective bargaining agreement), (D) adopt or make any commitment to adopt any additional employee benefit plan, except as may be required pursuant to any collective bargaining agreement, (E) make any contribution, other than (i) regularly scheduled contributions and (ii) contributions required pursuant to the terms thereof, to any Plan and (F) amend or extend or make any commitments to amend or extend any Plan.

         (l) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practice as in effect at December 31, 2001, except for any such change as required by reason of a change in SEC guidelines or GAAP, (ii) change its fiscal year, (iii) make or rescind any material Tax election or settle or compromise any audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the Company or any of its Subsidiaries, or (iv) make any change to its method of reporting income, deductions or other Tax items for Tax purposes; provided that in the case of matters described in (iii) and
(iv) above, K Holdings shall not unreasonably withhold its consent.

         (m) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any contracts, agreements or arrangements that limit or restrain the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that could, after the Effective Time, limit or restrict K Holdings, the Company or any of their respective affiliates or successors, from engaging or competing in any business or in any geographic area or location.

         (n) Rights Agreement. Except in connection with the termination of this Agreement by the Company pursuant to Section 7.1(i), the Company shall not (a) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the Transactions, (b) permit the Rights to become non-redeemable at the redemption price currently in effect, except by reason of clause (c) below, or
(c) take any action which would allow any Person (as defined in the Rights Agreement) other than K Holdings to acquire beneficial ownership (as defined in the Rights Agreement) of 17% or more of the Shares without causing a "Distribution Date" or a "Stock Acquisition Date" (as each such term is defined in the Rights Agreement) to occur or to otherwise render the Rights Agreement inapplicable to any transaction contemplated by such Person.

         (o) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, except for changes in the corporate structure or ownership of the Company's Subsidiaries which (1) do not increase the Tax liability of the Company or its Subsidiaries and (2) do not adversely affect (x) the ability to obtain, or the terms of, the Debt Financing and (y) the ability of the Company and its Subsidiaries to transfer assets and liabilities among the Company's Subsidiaries or to the Company.

         (p) The Company shall not, and shall not permit any of its Subsidiaries to, agree, propose, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(o) of this Section 5.1, except as otherwise permitted by this Agreement.

               SECTION 5.2 Stockholders' Meeting; Proxy Material.

         (a) Subject to the next two sentences of this Section 5.2(a), the Company shall, acting through its Board of Directors and in accordance with applicable law and the Certificate of Incorporation and the by-laws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Transactions and shall take all lawful action to solicit proxies in favor of the approval of this Agreement and the Transactions, including the Charter Amendment. The Board of Directors of the Company shall recommend approval of the Charter Amendment and the Reclassification by the Company's stockholders (the "Company Recommendation"); provided that, notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may determine
(1) not to make or may withdraw, modify or change such recommendation (a "Change in Recommendation"), and (2) not to use such efforts to solicit proxies in favor of this Agreement and the Transactions if, in the case of both clauses (1) and
(2), it has determined in good faith, based on such matters as it deems relevant, including the advice of the Company's outside legal counsel, that (x) it has received a Superior Proposal and (y) such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law. The Company may, if it receives a bona fide unsolicited Acquisition Proposal (as defined in Section 5.4(b) hereof) delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Company's Board of Directors to consider such Acquisition

Proposal and to determine the effect, if any, on its recommendation in favor of the Transactions.

         (b) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Charter Amendment and the Reclassification, by the Company's stockholders (as amended or supplemented, the "Proxy Statement"), and the parties hereto shall prepare a Schedule 13E-3 filing (as amended or supplemented, the "Schedule 13E-3"). K Holdings and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its reasonable best efforts to have the Proxy Statement, and the parties hereto will use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. Immediately following the Holding Company Merger, the Company shall prepare and file with the SEC a Form 8-K announcing such merger.

         (c) The Company shall as promptly as practicable notify K Holdings of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall cooperate and provide K Holdings with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the parties hereto shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with a copy of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

         SECTION 5.3 Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give K Holdings, its potential financing sources and, as applicable, its and their respective counsel, financial advisors, auditors and other authorized representatives (collectively, "K Holdings' Representatives") reasonable access during normal business hours to the offices, properties, books and records (including, without limitation, all Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to K Holdings' Representatives such financial and operating data and other information (including, without limitation, all Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with K Holdings in its investigation of the business of the Company and its Subsidiaries; provided; however, that such access shall only be provided to the extent that such access would not violate applicable laws or the terms of any Company Contract. Without limiting the foregoing, K Holdings and its representatives shall be allowed to conduct an environmental investigation of the Company, its Subsidiaries and their properties, including, at K Holdings' discretion, the performance of environmental sampling. The Company and its Subsidiaries shall fully cooperate with K Holdings and its representatives in connection with such investigation, including, but not limited to, making available personnel, outside contractors and outside consultants with knowledge of environmental matters pertaining to the Company, its Subsidiaries and their properties, making available relevant documents related to such matters, and providing necessary assistance with respect to any proposed environmental sampling, including providing accurate information regarding subsurface utilities or structures that could interfere with or prevent such proposed sampling. Any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement (as defined herein).

                          SECTION 5.4 No Solicitation.

         (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its and its Subsidiaries' respective officers, directors, advisors, representatives or other agents of the Company not to, directly or indirectly, (x) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (y) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (z) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or any other transaction contemplated by this Agreement. Notwithstanding the previous sentence, if at any time prior to the holding of the vote of the Company's stockholders to approve the Charter Amendment and the Reclassification, (i) the Company has received an unsolicited bona fide written proposal from a third party, (ii) the Company's Board of Directors concludes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal by the Person making such Acquisition Proposal and (iii) the Company's Board of Directors determines in good faith, based on such matters as it deems relevant, including the advice of the Company's outside legal counsel, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law, then the Company may, subject to its giving K Holdings at least two business days' prior written notice of the identity of the Person making such Acquisition Proposal and the terms and conditions of the Acquisition Proposal and the Company's intention to furnish information to, and enter into negotiations with, such Person, take any of the actions described in clause (y) of this Section 5.4(a); provided that the Company will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement (as defined hereafter). The Company shall keep K Holdings reasonably informed of the status of any Acquisition Proposals (including the identity of the parties and price involved). Nothing contained in this Section 5.4 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

         (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or any of its Material Subsidiaries (as defined hereafter) or the acquisition or purchase of 30% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or any tender offer (including self-tenders) or exchange offer or stock purchase (including any repurchase by the Company) that if consummated would result in any Person beneficially owning 30% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries taken as a whole, other than the Transactions. For purposes of this Agreement, "Superior Proposal" means a proposal made by a third party to enter into (I) (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company's stockholders prior to such transaction (by virtue of their ownership of Shares) in the aggregate cease to own at least 50% of the voting securities (determined on the basis of one vote (as opposed to ten votes) for each share of Special Common Stock) of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the Board of Directors of the Company prior to such transaction do not constitute a majority of the board of the Company or such ultimate parent entity following the transaction, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Common Stock or Special Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (II) otherwise on terms which the Board of Directors of the Company in good faith concludes (based on such matters as it deems relevant, including the advice of its financial advisors and outside counsel), (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the Transactions, (ii) is with a Person that has the necessary funds to consummate the proposed transaction or has the necessary financing reasonably available to it with respect thereto and (iii) is reasonably capable of being completed. As used herein, "Material Subsidiary" means any Subsidiary whose consolidated revenues, net income or assets constitutes 10% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, an "Acceptable Confidentiality Agreement" shall mean a confidentiality agreement in customary form with terms no less restrictive than the terms of the Confidentiality Agreement, dated March 12, 2002, entered into between Company and Kelso, as the same may be amended, supplemented or modified (the "Confidentiality Agreement").

                  SECTION 5.5  Director and Officer Liability.

         (a) K Holdings and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined hereafter) as provided in the Certificate of Incorporation or by-laws of the Company and of each of its Subsidiaries as in effect as of the date hereof, in respect of acts or omissions occurring prior to the Effective Time, shall continue in full force and effect in accordance with their terms from and after the Effective Time. K Holdings and the Company agree that the Certificate of Incorporation and by-laws of Nortek and Nortek Holdings following the Effective Time shall contain the provisions with respect to indemnification and limitations on liability set forth in the Certificate of Incorporation and by-laws of the Company on the date of this Agreement, which provisions, in respect of acts or omissions occurring on or prior to the Effective Time, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnitees, unless, and only to the extent, such modification is required by law or the Indemnitee affected thereby otherwise consents in writing thereto. With respect to acts or omissions occurring after to the Effective Time, K Holdings and the Company agree that the Certificate of Incorporation and by-laws of Nortek and Nortek Holdings following the Effective Time shall contain the provisions with respect to indemnification and limitations on liability set forth in the Certificate of Incorporation and by-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnitees, unless, and only to the extent, such modification is required by law or the Indemnitee affected thereby otherwise consents in writing thereto; provided, however, that no such amendment, repeal or modification after six years following the Effective Time shall be made (unless required by law or the Indemnitee affected thereby otherwise consents in writing thereto) to the extent it adversely affects the rights of such Indemnitees in respect of acts or omissions occurring prior to the effectiveness of such amendment, repeal or modification. K Holdings and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee as provided in an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall continue in full force and effect in accordance with their terms from and after the Effective Time.

         (b) In addition to the other rights provided for in this Section 5.5 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by Section 5.5(c)), for six years from and after the Effective Time, the Company shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless (and release from any liability to the Company or any of its Subsidiaries), the individuals who, on or prior to the Effective Time, were officers or directors of the Company or served on behalf of the Company as an officer or director of any of the Company's current or former Subsidiaries (the "Indemnitees") against all expenses (including fees and expenses of counsel), losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, or arising out of or relating to the fact that such Person is or was a director or officer of the Company or any of its current or former Subsidiaries or arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the Transactions) except for, in any case, acts or omissions which involve conduct known to such Person at the time to constitute a material violation of Law (collectively, an "Indemnifiable Claim"); provided that the Company shall not be responsible for any amounts paid in settlement of any Indemnifiable Claim without the consent of K Holdings and the Company, which consent shall not be unreasonably withheld. The Company shall advance all expenses (including fees and expenses of counsel) incurred by or on behalf of an Indemnitee in connection with an Indemnifiable Claim within 10 days after receipt by the Company of a statement or statements from such Indemnitee requesting such advance or advances from time to time, provided that prior thereto the Indemnitee provides to the Company an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Company. In the event any Indemnifiable Claim is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is finally disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

         (c) For six years after the Effective Time, the Company shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

         (d) The obligations of the Company under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.5 applies without the consent of such affected Indemnitee (it being expressly agreed that Section 5.5 shall survive the termination of this Agreement and the Indemnitees to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5).

         SECTION 5.6 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions.

         SECTION 5.7 Certain Filings.

         (a) The Company and K Holdings shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Schedule 13E-3,
(ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.7, the Company shall, and K Holdings shall, cause its "ultimate parent entity" to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the Transactions within ten (10) days of the date of this Agreement, and, subject to Section 5.7(c) hereof, each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the Transactions. Without limiting the provisions of this Section 5.7, each party hereto shall use its reasonable best efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties reasonably believe it is necessary or advisable. If a Registration Statement on Form S-4 is required to be filed with the SEC in connection with the Transactions, the parties agree to take all necessary steps to prepare, file and have declared effective, in compliance with all applicable securities laws, such Form S-4.

         (b) Subject to Section 5.7(c) hereof, (i) the Company and K Holdings shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Regulatory Law and
(ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Regulatory Law, the Company and K Holdings shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

         (c) If any objections are asserted with respect to the Transactions under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any Regulatory Law, each of K Holdings and the Company shall use its reasonable best efforts as may be required in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the Transactions. Each of the Company and K Holdings shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission of the European Community or any other governmental or regulatory authority regarding any of the Transactions.

         (d) "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Counsel Regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Councilor Commission of the European Community or other organs of the European Union or the European Community implementing such regulations (the "EC Merger Regulations") and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or
(iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

         SECTION 5.8 Public Announcements. None of the Company, K Holdings, or any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior approval of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange.

         SECTION 5.9 Employee Matters.

         (a) Nortek shall, and shall cause its Subsidiaries to, honor in accordance with their terms, all agreements, contracts and arrangements listed on Section 5.9(a) of the Company Disclosure Schedule and Nortek Holdings shall assume all New Options.

         (b) The parties hereto currently intend that for a period of one year following the Effective Time, except (i) with respect to Plans terminated or benefits and compensation paid in connection with the consummation of the Transactions and (ii) as agreed to following the Effective Time by Nortek Holdings and the Chief Executive Officer of Nortek, Nortek will provide employee benefits (excluding any benefits attributable to equity based plans or grants) to employees of Nortek that are substantially similar in the aggregate to those provided to such persons immediately prior to the Effective Time.

         (c) Each employee of the Company and the Subsidiaries will receive service credit for all years of service with the Company or any Subsidiary for purposes of eligibility to participate and vesting (but not benefit accrual) under those employee benefit plans maintained by a member of the controlled group (within the meaning of sections 414(b) and (c) of the Code) which includes Nortek Holdings in which such employee participates after the Effective Time to the extent that such service was recognized by the Company and its Subsidiaries under the corresponding Plan in which such employee participated immediately prior to the Effective Time.

         SECTION 5.10 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Transactions, the Company and K Holdings shall each take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transactions.

         SECTION 5.11 Certain Notifications. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI hereof.

         SECTION 5.12 Financing.

         (a) K Holdings shall use its reasonable best efforts to obtain the Debt Financing on terms and subject to conditions reasonably acceptable to it, it being understood and agreed that the terms and conditions contained in the Bridge Financing Commitment Letter are reasonably acceptable to it. For purposes of this Agreement, the term "Debt Financing" shall mean debt financing available to the Company to fund the Change of Control Offer. In addition, it is understood and agreed that nothing contained in this Agreement shall prohibit the Equity Financing from being provided by designees of K Holdings (whether or not affiliates thereof).

         (b) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by K Holdings in connection with the arrangement of, and the negotiation of agreements with respect to, the Debt Financing (and any replacements or refinancing thereof), including, without limitation, by making available to K Holdings and such lenders and their representatives, personnel (including for participation in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by K Holdings or such lenders and by cooperating with lenders under the Bridge Facility Commitment Letter in achieving a timely syndication of the Bridge Facility reasonably satisfactory to K Holdings and such lenders.

         SECTION 5.13 Consent Solicitation.

         (a) If, and at such time as, K Holdings reasonably requests, but not later than promptly following the mailing of the Proxy Statement, Nortek or, at K Holdings' election, Nortek Holdings or K Holdings, shall commence a solicitation (the "Consent Solicitation") from holders of the Nortek Notes (i) to agree not to tender into a change of control offer (a "Change of Control Offer"), as described in the Nortek Notes Indentures, in connection with the Transactions (each affirmative agreement, a "Change of Control Consent "), (ii) to amend the Senior Nortek Notes Indentures (as defined below) to permit the issuance of additional notes under the Senior Nortek Notes Indentures and (iii) to permit the Nortek Notes purchased in the Change of Control Offer to be reoffered and reissued under the Nortek Notes Indentures (clauses (ii) and (iii) together, the "Open Indenture Amendments"). The Consent Solicitation (including the applicable amendments) shall be conducted in accordance with the terms of the Nortek Notes Indentures and all applicable rules and regulations of the SEC and other applicable laws and regulations and shall be on terms (including the terms of the proposed amendments) reasonably determined by K Holdings in consultation with Nortek (including the appointment of a solicitation agent selected by K Holdings).

         (b) Each of Nortek and Nortek Holdings hereby agrees that K Holdings has sole discretion over the terms, conditions and structure of the Consent Solicitation, except that (i) the Company shall have the right to approve, which approval shall not be unreasonably withheld, any terms thereof that would be reasonably expected to impair the Company's relations with the holders of Nortek Notes and (ii) the Change of Control Consent and the Open Indenture Amendments shall not become operative nor shall any amounts be payable to the holders of Nortek Notes in respect of a consent fee or otherwise (unless K Holdings provides an undertaking to reimburse the Company for any amounts so expended) in the event that this Agreement is terminated pursuant to Article VII hereof or the Closing does not occur pursuant hereto. Each of Nortek and Nortek Holdings agrees to cooperate, and to cause its officers, employees, counsel and accountants to cooperate, and to use its reasonable best efforts to consummate the Consent Solicitation, including, preparing and executing all documents required in connection therewith in form and substance reasonably satisfactory to K Holdings, and taking any other reasonable actions K Holdings (in consultation with Nortek) reasonably determines may be necessary in connection therewith; provided, however, that, prior to the Effective Time, neither Nortek nor Nortek Holdings shall be required to (i) make any cash expenditures or (ii) in Nortek's sole judgment be subjected to any unreasonable risk of liability, in each case, as a result of the Consent Solicitation and provisions of this Section. Each of K Holdings, Nortek and Nortek Holdings agrees to comply in all material respects with all laws and regulations applicable to the Consent Solicitation. In no event shall more than the amounts set forth on Section 5.14 of the Company Disclosure Schedule be paid in the Consent Solicitation in respect of the Nortek Notes, unless K Holdings otherwise determines and provides the funds therefor.

         (c) If at any time prior to the Effective Time any information relating to Nortek, Nortek Holdings, or any of its affiliates, officers or directors, should be discovered by K Holdings, Nortek or Nortek Holdings which should be set forth in an amendment or supplement to the documents mailed to holders in respect of the Consent Solicitation so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared and, if required, filed with the SEC and/or disseminated to the holders of Nortek Notes.

         (d) K Holdings and the Company shall use their reasonable best efforts to maintain the current rating of the Nortek Notes, provided that the foregoing shall not require K Holdings to increase its equity commitment specified in
Section 4.7 hereof.

For purposes of this agreement, "Nortek Notes" shall mean Nortek's (1) 8 7/8% senior notes due August 1, 2008; (2) 9 7/8% senior notes due September 1, 2007;
(3) 9 1/4% senior notes due March 15, 2007 (collectively, the "Senior Nortek Notes"); and (4) 9 7/8% senior subordinated notes due June 15, 2011. "Nortek Notes Indentures" shall mean the indentures related to the Nortek Notes (as they may be amended from time to time). "Senior Nortek Notes Indentures" shall mean the indentures related to the Senior Nortek Notes (as they may be amended from time to time).

         SECTION 5.14 Post Closing Change of Control Offer. Immediately following the Effective Time, Nortek agrees to commence the Change of Control Offer in respect of each series of Nortek Notes to the extent required by the terms of the Nortek Notes Indentures.

         SECTION 5.15 Holding Company Merger. The Company shall consummate the Holding Company Merger as soon as reasonably practicable following the date of this Agreement, including taking all actions that are necessary in connection therewith.

         SECTION 5.16 Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and K Holding shall share such expense equally), the appraisal firm of Murray,

Devine & Company to deliver a letter addressed to the Special Committee, K Holdings and, if requested by them, the lenders under the Bridge Facility (and on which the Special Committee shall be entitled to rely) indicating that immediately after the Effective Time, and after giving effect to the Transactions, including the Redemption, the Equity Financing and the Debt Financing, each of Nortek and Nortek Holdings (i) will not be insolvent and will have assets sufficient to pay its debts and (ii) will not have unreasonably small capital with which to engage in its business.

         SECTION 5.17 Advisory Fees, etc. Nortek and Nortek Holdings acknowledge that, at the Closing, K Holdings shall cause Nortek or Nortek Holdings (as designated by K Holdings) to (i) pay to Kelso and its designees a fee of $10.5 million and pay or reimburse Kelso and its designees for their expenses and (ii) enter into a financial advisory agreement with Kelso with respect to services to be provided by Kelso or certain of its related parties to Nortek or Nortek Holdings in return for certain financial advisory fees (the amount of which shall be determined by Kelso not to exceed $1.5 million per annum), to be paid annually to Kelso by Nortek or Nortek Holdings, which agreement shall also include indemnification by Nortek or Nortek Holdings of Kelso and certain related parties with respect to the Transactions, including the financing of the Transactions and any services to be provided by Kelso or any related party to Nortek and Nortek Holdings on a going forward basis.

         SECTION 5.18 FIRPTA Compliance. At Closing, the Company shall deliver to K Holdings a statement conforming with the requirements of Treasury Regulation section 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute "United States real property interests" under section 897(c) of the Code. Such statement shall be complete, accurate and valid on the Closing Date.

                                   ARTICLE VI

                      CONDITIONS TO THE OBLIGATIONS OF THE
                     PARTIES TO CONSUMMATE THE TRANSACTIONS

         SECTION 6.1 Conditions to Each Party's Obligations. The respective obligations of the Company and K Holdings to consummate the Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

         (a) (i) The affirmative vote of a majority of the votes represented by the shares of Company Common Stock and Special Common Stock outstanding on the record date, voting together as a single class and voting separately as separate classes, approving the Charter Amendment and the Reclassification shall have been obtained at the Special Meeting in accordance with the DGCL; and (ii) the affirmative vote of a majority of the votes represented by the shares of Company Common Stock outstanding on the record date, excluding, for such purpose, any shares of Company Common Stock held by members of management of the Company who have entered into Exchange Agreements, approving the Charter Amendment and the Reclassification shall have been obtained at the Special Meeting (the vote required by clauses (i) and (ii) being referred to herein as the "Required Company Vote");

         (b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated. Approval of the Transactions by the European Commission, if required, shall have been obtained pursuant to the EC Merger Regulations and the Form S-4, if required, shall have become effective under the Securities Act and shall not be the subject of any stop order. All Foreign Monopoly Laws shall have been complied with and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of K Holdings, the Company or any of their respective Subsidiaries in connection with the Transactions shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a K Holdings Material Adverse Effect;

         (c) No judgment, injunction, order, decree, statute, law, rule or regulation (collectively, "Restraints") shall prohibit the consummation of any of the Transactions; and

         (d) The Company, the Special Committee, K Holdings and, if requested by them, the lenders under the Bridge Facility shall have received the letter referred to in Section 5.16 or K Holdings shall have provided to the Company, the Special Committee and such lenders, if requested, from another appraisal firm a comparable letter in form and substance reasonably satisfactory to the Company, the Special Committee and K Holdings.

         SECTION 6.2 Conditions to the Company's Obligation to Consummate the Transactions. The obligation of the Company to consummate the Transactions shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

         (a) The representations and warranties of K Holdings contained in
Article IV hereof (other than in Section 4.8 hereof) shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "K Holdings Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a K Holdings Material Adverse Effect. Without limiting the foregoing, the representations of K Holdings contained in the first sentence of
Section 4.1 and in Sections 4.2, 4.4 and 4.7 shall be true and correct in all respects as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date);

         (b) K Holdings shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

         (c) The Company shall have received certificates signed by the Chief Executive Officer of K Holdings, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived;

         (d) No suit, action, proceeding or investigation by any Governmental Entity shall have been commenced (and be pending) against the Company or any of its affiliates, associates, officers or directors seeking to impose liability on any of the foregoing Persons in connection with the Transactions; and no suit, action, proceeding or investigation by any Governmental Entity shall have been commenced (and be pending) against any officer or director of the Company seeking damages in connection with Transactions;

         (e) K Holdings shall be prepared to effect the K Stock Purchase and the Management Stock Purchase immediately following the Effective Time and the Company shall have received a certificate signed by the Chief Executive Officer of K Holdings, dated as of the Closing Date, to the effect that, assuming the occurrence of the Distribution, K Holdings has sufficient funds to effect the K Stock

Purchase and the Management Stock Purchase and to provide the Company with sufficient funds to fund the Option Cash Out and to pay the aggregate Redemption Consideration to the Company's stockholders; and

         (f) Nortek shall have sufficient funds to effect the Distribution in accordance with Section 2.3 hereof and there shall be no legal or other impediments thereto.

         SECTION 6.3 Conditions to K Holdings' Obligations to Consummate the Transactions. The obligations of K Holdings to consummate the Transactions shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

         (a) The representations and warranties of the Company contained in
Article III hereof shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, the representations of the Company contained in the first sentence of Section 3.1, in Sections 3.2 and
Section 3.4, in the second sentence of Section 3.13(a) and in Sections 3.16 and 3.18(a)(v) shall be true and correct in all respects as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date);

         (b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

         (c) The Company shall have received certificates signed by the Chief Executive Officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

         (d) No suit, action, proceeding or investigation by any Governmental Entity shall have been commenced (and be pending) against K Holdings (or its permitted designees), the Company or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (i) to prevent or delay the Transactions, (ii) material damages in connection with the Transactions, (iii) any other remedy which would have a Company Material Adverse Effect or a K Holdings Material Adverse Effect; or (iv) to impose liability on any of the foregoing Persons in connection with the Transactions (each of clauses (i)-(iv), a "Material Adverse Consequence") and additionally in each case, other than (iv), which K Holdings reasonably believes is reasonably likely to result in a Material Adverse Consequence;

         (e) The following shall have occurred: (i) RLB shall have exchanged 258,150 shares of Nortek Common Stock and 373,182 shares of Nortek Special Common Stock for 631,332 shares of Nortek Holdings Preference Stock pursuant to the Exchange Agreement to which he is a party, and be prepared to, immediately following the Reclassification, exchange 1,398,849 Options for 1,398,849 New Options to acquire Class A Common Stock pursuant to the Exchange Agreement to which he is a party; and (ii) K Holdings, the Company and certain members of the Company's management, specified by K Holdings shall have entered into a stockholders agreement in the form attached hereto as Exhibit F, and with such changes thereto as the parties thereto shall agree;

         (f) The Company shall have available to it on an unconditional basis (except as specified in the Bridge Facility Commitment Letter) the proceeds of the Debt Financing on terms no less favorable to the Company than the terms specified and described in the Bridge Facility Commitment Letter;

         (g) Nortek shall have sufficient funds to effect the Distribution in accordance with Section 2.3 hereof and there shall be no legal or other impediments thereto.

         (h) The Company shall have received, and delivered copies to K Holdings of, valid resignations, effective as of immediately following the Redemption, of each Director (other than RLB);

         (i) The Company shall be prepared to effect the K Stock Purchase, the Distribution, the Redemption and the Preferred Exchange immediately following the Effective Time; and

         (j) The Holding Company Merger shall have been consummated in accordance with the terms of the Holding Company Merger Agreement.

         (k) The Company shall have in place the Bank Facility, having terms and conditions no less favorable to the Company than those contained in the Bank Facility Commitment Letter.

                                  ARTICLE VII

                                   TERMINATION

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by (i) the board of directors in the case of K Holdings and (ii) the Special Committee in the case of the Company, and except as provided below, whether before or after approval of the matters presented in connection with the Transactions by the stockholders of the Company:

         (a) By mutual written consent of K Holdings and the Company;

         (b) By either the Company or K Holdings if the Closing shall not have occurred on or before January 31, 2003 as the same may be extended by the second proviso below (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

         (c) By either the Company or K Holdings if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;

         (d) By either the Company or K Holdings if the approval by the stockholders of the Company required for the consummation of the Transactions shall not have been obtained by reason of the failure to obtain the Required Company Vote upon the taking of such vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

         (e) By K Holdings, if the Board of Directors of the Company, prior to obtaining the Required Company Vote, shall have (i) approved or recommended an Acquisition Proposal or resolved to take, or announced an intention to take, any such action, or (ii) within twenty business days of any public disclosure thereof, failed to recommend against or reject an Acquisition Proposal (other than a tender or exchange offer covered under clause (iii) below) or (iii) recommended acceptance of (or indicated or announced that it is unable to take a position, will remain neutral or express no opinion with respect to), or, within eighteen business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 25% or more of the outstanding shares of the Company or resolved to take, or announced an intention to take, any such action;

         (f) By K Holdings, if the Board of Directors of the Company shall have effected a Change in Recommendation or shall have taken any action or made any statement in connection with the Special Meeting materially inconsistent with the Company Recommendation (including any action described in clause (2) of Section 5.2(a)) (or resolved to take such action), whether or not any such action is in violation of this Agreement;

         (g) By the Company, if there is an intentional breach by K Holdings of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within fifteen business days following receipt by K Holdings of written notice of such breach;

         (h) By K Holdings, if there is an intentional breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) within fifteen business days following receipt by the Company of written notice of such breach; or

         (i) By the Company, in order to recommend, approve or accept a Superior Proposal; provided, however, that prior to such termination, (A) the Company must notify K Holdings in writing that it intends to terminate pursuant to this subsection, with such notice specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) if K Holdings, within the 72 hour period immediately following delivery of such written notice, proposes in writing to the Company changes or supplements to the terms and conditions of this Agreement with a view to causing such terms to be at least as favorable to the Company's stockholders as the terms of the Superior

Proposal, the Special Committee shall in good faith consider such proposal from K Holdings, taking into account such factors as they in good faith deem relevant.

         The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

         SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or K Holdings as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of K Holdings or the Company or their respective officers or directors except with respect to Article VII hereof, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither K Holdings nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

         SECTION 7.3 Fees and Expenses.


         (a) The Company agrees to pay Kelso (or its designees) the sum of $16.5 million (the "Termination Fee") and to reimburse Kelso (or its designees) for all out-of-pocket expenses of Kelso and K Holdings (the "Expenses"), not in any event to exceed $7.5 million, including expenses of financial advisors, outside legal counsel and accountants, incurred in connection with the Transactions if this Agreement is terminated under the following circumstances:

                  (i) by the Company pursuant to Section 7.1(i) hereof; or

                  (ii) by K Holdings pursuant to Section 7.1(e) or 7.1(f) hereof; or

                  (iii) by either the Company or K Holdings pursuant to either
         Section 7.1(d) or Section 7.1(b) or Section 7.1(h) hereof and both of the following conditions are satisfied: (A) at any time after the date of this Agreement and on or before the date of such termination an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company's Board of Directors and (B) within twelve months of such termination the Company either (x) enters into a definitive agreement with a third party with respect to an Acquisition Proposal or (y) consummates a transaction of a type described in the definition of Acquisition Proposal.

         (b) Any payment required to be made pursuant to Section 7.3(a) hereof shall be made not later than two business days after a termination giving rise to such fee (in the case of clause (ii) thereof) or after the satisfaction of the conditions provided for therein (in the case of clause (iii) thereof) or concurrently with a termination (in the case of clause (i)); provided, however, that (in the case of clause (iii) thereof only), if prior to termination of this Agreement the Required Company Vote had not been obtained after a vote duly taken at the Special Meeting and the condition in subclause (A) has been satisfied, the Company shall pay to Kelso (or its designees) not later than two business days after a termination the Expenses (but in this case up to a maximum amount of $10 million) and shall pay to Kelso (or its designees) the Termination Fee and Expenses not later than two business days following the satisfaction of the condition in subclause (B); provided that the aggregate amount paid pursuant to this Section 7.3 shall not exceed $24 million. In no event shall more than one Termination Fee be payable. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

         (c) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

                           If to Nortek or Nortek Holdings, to:

                           Nortek, Inc.
                           50 Kennedy Plaza
                           Providence, RI 02903
                           Attention: Kevin W. Donnelly and Richard L. Bready
                           Telephone:  401-751-1600
                           Facsimile:  401-751-4610

                           with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, Mass 02110
                           Attention:  John Ayer
                           Telephone:  617-951-7000
                           Facsimile:  617-951-7050

                           If to the Special Committee, to:

                           Richard J. Harris
                           50 Kennedy Plaza
                           Providence, RI 02903
                           Telephone: 401-751-1600
                           Facsimile: 401-751-4610

                           with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York 10006
                           Attention:  Daniel S. Sternberg, Esq.
                           Telephone:  212-225-2000
                           Facsimile:  212-225-3999

                           If to K Holdings, to:

                           c/o Kelso & Company, L.P.
                           320 Park Avenue
                           New York, NY 10022
                           Attention:  James J. Connors II
                           Telephone:  212-751-3939
                           Facsimile:  212-223-2379

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Attention:  Lou R. Kling, Esq.
                           Telephone:  212-735-3000
                           Facsimile:  212-735-2000

         SECTION 8.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, including for the avoidance of doubt Section 5.5, or which prohibit actions, subsequent to the Effective Time, shall survive the Transactions in accordance with their terms.

         SECTION 8.3 Interpretation. References in this Agreement to "reasonable best efforts" shall not require a Person so obligated to use its reasonable best efforts to obtain any consent of a third party to incur a material amount of out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. References herein to the "knowledge of the Company" shall mean the actual knowledge of the officers (as such term is defined in Rule 3b-2 promulgated under the Exchange Act) of the Company and what such persons should have known after reasonable investigation. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "delivered" or "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be delivered or made available. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

References to "the date hereof" shall mean as of the date of this Agreement. "Person" or "person" means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, organization, Governmental Entity or other entity of any kind or nature.

         The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the K Holdings Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         SECTION 8.4 Amendments, Modification and Waiver.


         (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and K Holdings or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Special Committee; and provided further that after the approval of the Charter Amendment and the Reclassification by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 8.5 Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor K Holdings may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and, in the case of the Company, the Special Committee. Notwithstanding anything to the contrary herein, K Holdings may assign any of its rights hereunder to any of its financing sources or to any direct or indirect wholly owned Subsidiary or limited liability company of K Holdings.

         (b) Notwithstanding the foregoing or anything else contained in this Agreement, at the election of K Holdings, K Holdings, or another entity affiliated with Kelso as K Holdings may determine, may become a one hundred percent parent of Nortek Holdings, with designees of K Holdings and management owning equity in such parent and this Agreement shall be appropriately modified to effect the foregoing.

         SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         SECTION 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

         SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

         SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of K Holdings under this Agreement, and for the benefit of K Holdings, and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, however, that the

Indemnitees referred to in Section 5.5 hereof shall be third party beneficiaries entitled to enforce the provisions of Section 5.5 of this Agreement and Kelso shall be a third party beneficiary entitled to enforce the provisions of Section
7.3 of this Agreement.

         SECTION 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

         SECTION 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                      NORTEK, INC.


                                      By:   /s/ Richard L. Bready
                                            ------------------------------------
                                               Name:    Richard L. Bready
                                               Title:   Chairman and Chief
                                                        Executive Officer


                                      NORTEK HOLDINGS, INC.


                                      By:      /s/ Richard L. Bready
                                               ---------------------------------
                                               Name:  Richard L. Bready
                                               Title: Chairman and Chief
                                                      Executive Officer


                                      K HOLDINGS, INC.


                                      By:      /s/ James J. Connors, II
                                               -------------------------------
                                               Name:    James J. Connors, II
                                               Title:   Vice President